Exhibit 99.1

CONTACT:
Tom Steinbauer Senior Vice President, Chief Financial Officer Ameristar Casinos, Inc. 702-567-7000

Ameristar Casinos reports 2Q 2011 results;

new records set for most key financial metrics

«	Consolidated Net Revenues Increased $12.1 Million (4.1%) Year Over Year to $305.1 Million

«	Consolidated Adjusted EBITDA Improved $14.7 Million (18.4%) Year Over Year to $94.2 Million

«	Consolidated Adjusted EBITDA Margin Improved 3.7 Percentage Points Year Over Year to 30.9%

«	Adjusted EPS Improved by $0.37 Year Over Year to $0.50

«	Completed Refinancing and Stock Repurchase in April

LAS VEGAS, Wednesday, August 3, 2011 – Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the second quarter of 2011, with significant year-over-year improvement in all key financial metrics and the achievement of multiple new records for the Company and several individual properties.

“Ameristar broke several second-quarter financial records as our properties continued to generate significant revenue flow-through to Adjusted EBITDA,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer. “Three of our four key financial metrics – Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS – reached their highest levels ever in a second quarter. Our fourth key financial metric, net revenues, increased year-over-year for the fourth consecutive quarter. We also set a number of all-time quarterly records at the individual property level, including for Adjusted EBITDA at two properties (Kansas City and Council Bluffs) and Adjusted EBITDA margins at four properties (St. Charles, Kansas City, Council Bluffs and Jackpot).”

Please refer to the tables beginning on page 11 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

Second Quarter 2011 Highlights

We had strong financial performances from all our properties, including Ameristar Vicksburg and Ameristar Council Bluffs, which remained open throughout the second quarter despite regional flooding. Ameristar Vicksburg produced Adjusted EBITDA growth of $0.6 million, or 4.6%, over the prior-year second quarter. In addition to setting all-time quarterly records for Adjusted EBITDA and Adjusted EBITDA margin, Ameristar Council Bluffs achieved year-over-year net revenue growth for the fourth consecutive quarter. Ameristar St. Charles reported its first quarter of year-over-year net revenue growth since new competition entered the market in March 2010 that, together with strong operating efficiencies, helped the property establish its all-time quarterly high for Adjusted EBITDA margin. Additionally, Ameristar Kansas City and Ameristar East Chicago each achieved significant year-over-year improvement in all key financial metrics, notably continuing their respective recent trends of strong quarterly performances.

On April 14, 2011, we refinanced our outstanding debt through the issuance of $2.2 billion of new debt, including the issuance of $800.0 million principal amount of 7.50% senior unsecured notes due 2021 and a $1.4 billion senior secured credit facility. Proceeds from the refinancing were used to (i) repurchase our outstanding 9 1/4% senior notes due 2014, including payment of the tender premium and accrued interest, (ii) prepay and permanently retire all of the indebtedness under our previous senior secured credit facility, (iii) repurchase 26,150,000 shares of our common stock from the Estate of Craig H. Neilsen at $17.50 per share for a total of $457.6 million and (iv) pay related fees and expenses. As a result of these transactions, we recorded on a pre-tax basis an $85.3 million loss on early retirement of debt and $3.4 million in non-operational professional fees during the 2011 second quarter.

“The refinancing extended the maturity of all our debt, reduced our weighted-average interest rate, resulted in more favorable covenants and provides us with flexibility for meaningful growth opportunities in the future,” said Kanofsky.

Second Quarter 2011 Results

Consolidated net revenues for the second quarter improved year over year by $12.1 million, to $305.1 million. Five of our properties improved year-over-year net revenues between 1.5% and 9.8%, with our East Chicago (9.8%) and Council Bluffs (8.3%) properties delivering the most significant improvements. While gross revenues were relatively unchanged, promotional allowances decreased $12.7 million (15.5%) from the prior-year second quarter. Promotional costs were reduced as a percentage of gross gaming revenues at each property, with an overall decrease from 26.0% in the second quarter of 2010 to 21.9% in the second quarter of 2011.

During the second quarter of 2011, consolidated Adjusted EBITDA increased $14.7 million over the prior-year quarter, to $94.2 million. Six of our properties generated improved Adjusted EBITDA on a year-over-year basis, with five of them posting double-digit percentage increases led by East Chicago (89.9%) and St. Charles (24.6%).

Consolidated Adjusted EBITDA margin improved from 27.2% in the second quarter of 2010 to 30.9% in the current-year second quarter. During both of the first two quarters of 2011, consolidated Adjusted EBITDA margin surpassed 30%, representing the first time in our history with consecutive quarters above that mark.

We generated operating income of $59.4 million in the second quarter of 2011, compared to an operating loss of $6.0 million in the same period in 2010. Operating income for the 2011 second quarter was adversely impacted by a $7.8 million year-over-year increase in corporate expense, which was due to non-operational professional fees and severance costs. The prior-year second quarter was adversely impacted by a $56.0 million non-cash impairment charge associated with the goodwill and intangible assets initially recorded as part of the 2007 acquisition of our East Chicago property.

For the quarter ended June 30, 2011, we incurred a net loss of $41.3 million, compared to a net loss of $24.9 million for the same period in 2010. The second quarter of 2011 was adversely impacted by the pre-tax loss on early retirement of debt of $85.3 million ($54.7 million on an after-tax basis) and by a $3.5 million non-cash adjustment to the income tax provision resulting from a change in the Indiana state tax rate. In May 2011, Indiana reduced its state income tax rate from 8.5% to 6.5%, which will be phased in over a five-year period beginning July 1, 2012. This change reduced the value of our state deferred tax assets (net of federal taxes) that can be realized in the future. An East Chicago impairment charge negatively impacted the net loss for the second quarter of 2010 by $33.2 million on an after-tax basis.

Adjusted EPS was $0.50 for the quarter ended June 30, 2011, compared to $0.13 for the 2010 second quarter. Adjusted EPS for the 2011 second quarter was favorably impacted by $0.15 (net of fees and taxes) by the reduction of approximately 21.0 million in the weighted-average number of diluted shares outstanding from the April 19, 2011 share repurchase. The increase in Adjusted EPS from the prior-year second quarter was also attributable to efficient revenue flow-through and decreased interest expense resulting from the termination of our interest rate swap agreements in July 2010 and the lower interest rates achieved through the refinancing.

Additional Financial Information

Debt. At June 30, 2011, the face amount of our outstanding debt was $2.01 billion, an increase of $467.7 million from December 31, 2010. The increase in debt was attributable to the April share repurchase and refinancing, partially offset by second-quarter repayments totaling approximately $76 million. In July 2011, we repaid an additional $35.0 million. After taking into consideration the July debt repayments, we have $221.8 million available for borrowing under the revolving credit facility. At June 30, 2011, our Total Net Leverage Ratio (as defined in the senior credit facility) was required to be no more than 7.00:1. As of that date, our Total Net Leverage Ratio was 5.48:1.

Interest Expense. For the second quarter of 2011, net interest expense was $27.2 million, compared to $34.1 million in the prior-year second quarter. The decrease is due mostly to the July 2010 expiration of our two interest rate swap agreements and to a lesser extent the other factors described above.

Capital Expenditures. For the second quarters of 2011 and 2010, capital expenditures were $16.1 million and $12.2 million, respectively.

Dividend. During the second quarter of 2011, our Board of Directors declared a cash dividend of $0.105 per share, which we paid on June 15, 2011.

Outlook

“The second quarter of 2011 may be considered one of the most significant periods in Ameristar’s history because of the foundation it set for future growth,” said Kanofsky. “As we seek external growth opportunities, we believe the combination of our ability to generate substantial free cash flow and our recent strategic transactions will help to deleverage the Company at a solid pace, particularly when the economy begins to show meaningful recovery.

“Although the magnitude of the year-over-year growth seen in the last two quarters may be difficult to sustain for the entire year, we expect our stream-lined operations, profitable marketing strategies and top-flight product and service offerings to result in another strong and efficient financial performance for the third quarter,” added Kanofsky.

In the third quarter of 2011, we currently expect:

•	depreciation to range from $26.0 million to $27.0 million.

•	interest expense, net of capitalized interest, to be between $27.0 million and $28.0 million, including non-cash interest expense of approximately $1.3 million.

•

the combined state and federal income tax rate to be approximately 20% to 25% due to certain state tax allocation changes. As a result of these changes, we expect our future effective tax rate to be approximately 40% beginning in the fourth quarter of 2011.

•	capital spending of $10 million to $15 million.

•	non-cash stock-based compensation expense of $3.5 million to $4.0 million.

Conference Call Information

We will hold a conference call to discuss our second quarter results on Wednesday, August 3, 2011 at 11 a.m. EDT. The call may be accessed live by dialing toll-free 888-601-3869 domestically, or 913-312-1471, and referencing pass code number 2454563. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our website – www.ameristar.com – by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link. A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call. In addition, the call will be recorded and can be replayed from 2 p.m. EDT, August 3, 2011 until 11:59 p.m. EDT, August 17, 2011. To listen to the replay, call toll-free 888-203-1112 domestically, or 719-457-0820, and reference the pass code number above.

Forward-Looking Information

This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial

Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.

About Ameristar

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines. Our 7,500 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests. We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings. Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada. We have been a public company since 1993 and our stock is traded on the Nasdaq Global Select Market. We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES:
Casino	$313,860	$313,120	$630,981	$627,660
Food and beverage	33,151	32,674	68,320	65,935
Rooms	19,715	20,245	38,918	39,632
Other	7,191	8,453	14,413	16,182

	373,917	374,492	752,632	749,409
Less: promotional allowances	(68,823)	(81,488)	(138,795)	(153,786)

Net revenues	305,094	293,004	613,837	595,623
OPERATING EXPENSES:
Casino	134,310	134,102	269,036	269,642
Food and beverage	13,876	15,618	29,445	32,076
Rooms	3,343	4,576	7,223	9,132
Other	2,571	3,301	5,174	6,550
Selling, general and administrative	65,511	58,169	128,548	120,570
Depreciation and amortization	26,102	27,193	52,546	54,805
Impairment of goodwill	—	21,438	—	21,438
Impairment of other intangible assets	—	34,600	—	34,600
Impairment of fixed assets	—	4	—	4
Net loss (gain) on disposition of assets	10	1	(119)	53

Total operating expenses	245,723	299,002	491,853	548,870
Income (loss) from operations	59,371	(5,998)	121,984	46,753
OTHER INCOME (EXPENSE):
Interest income	1	112	3	224
Interest expense, net of capitalized interest	(27,164)	(34,059)	(52,219)	(68,499)
Loss on early retirement of debt	(85,296)	—	(85,296)	—
Other	(150)	(722)	304	(301)

LOSS BEFORE INCOME TAX (BENEFIT) PROVISION	(53,238)	(40,667)	(15,224)	(21,823)
Income tax (benefit) provision	(11,925)	(15,775)	4,243	(7,609)

NET LOSS	$(41,313)	$(24,892)	$(19,467)	$(14,214)

LOSS PER SHARE:
Basic	$(1.10)	$(0.43)	$(0.41)	$(0.25)

Diluted	$(1.10)	$(0.43)	$(0.41)	$(0.25)

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.11	$0.21	$0.21

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	37,512	58,005	47,860	57,908

Diluted	37,512	58,005	47,860	57,908

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	June 30, 2011	December 31, 2010
Balance sheet data
Cash and cash equivalents	$83,554	$71,186
Total assets	$2,067,113	$2,061,542
Total debt, net of discounts of $8,605 and $10,315	$1,999,221	$1,529,798
Stockholders’ (deficit) equity	$(121,929)	$351,020

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Consolidated cash flow information
Net cash provided by operating activities	$61,342	$37,515	$142,968	$107,301
Net cash used in investing activities	$(17,806)	$(14,620)	$(29,879)	$(31,191)
Net cash used in financing activities	$(48,737)	$(33,290)	$(100,721)	$(74,697)

Net revenues
Ameristar St. Charles	$67,494	$64,791	$135,594	$135,100
Ameristar Kansas City	57,091	55,421	114,195	110,045
Ameristar Council Bluffs	41,633	38,456	83,194	77,382
Ameristar Black Hawk	38,074	37,510	74,955	74,464
Ameristar Vicksburg	29,041	29,503	60,375	60,154
Ameristar East Chicago	55,950	50,959	114,714	106,979
Jackpot Properties	15,811	16,364	30,810	31,499

Consolidated net revenues	$305,094	$293,004	$613,837	$595,623

Operating income (loss)
Ameristar St. Charles	$18,560	$13,636	$37,204	$31,454
Ameristar Kansas City	17,681	14,423	34,621	28,700
Ameristar Council Bluffs	15,071	11,895	29,845	23,824
Ameristar Black Hawk	9,046	9,155	17,474	16,828
Ameristar Vicksburg	9,486	8,931	20,967	19,017
Ameristar East Chicago	6,228	(54,525)	13,820	(49,926)
Jackpot Properties	4,060	3,451	7,714	6,437
Corporate and other	(20,761)	(12,964)	(39,661)	(29,581)

Consolidated operating income (loss)	$59,371	$(5,998)	$121,984	$46,753

Adjusted EBITDA
Ameristar St. Charles	$25,233	$20,252	$50,532	$44,662
Ameristar Kansas City	21,583	18,177	42,251	36,187
Ameristar Council Bluffs	17,210	14,629	33,872	29,372
Ameristar Black Hawk	13,471	14,102	26,768	26,883
Ameristar Vicksburg	13,343	12,758	28,447	26,860
Ameristar East Chicago	10,485	5,520	22,374	14,062
Jackpot Properties	5,450	4,863	10,490	9,406
Corporate and other	(12,527)	(10,708)	(24,126)	(22,686)

Consolidated Adjusted EBITDA	$94,248	$79,593	$190,608	$164,746

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA - CONTINUED

(Dollars in Thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating income (loss) margins (1)
Ameristar St. Charles	27.5%	21.0%	27.4%	23.3%
Ameristar Kansas City	31.0%	26.0%	30.3%	26.1%
Ameristar Council Bluffs	36.2%	30.9%	35.9%	30.8%
Ameristar Black Hawk	23.8%	24.4%	23.3%	22.6%
Ameristar Vicksburg	32.7%	30.3%	34.7%	31.6%
Ameristar East Chicago	11.1%	-107.0%	12.0%	-46.7%
Jackpot Properties	25.7%	21.1%	25.0%	20.4%
Consolidated operating income (loss) margin	19.5%	-2.0%	19.9%	7.8%

Adjusted EBITDA margins (2)
Ameristar St. Charles	37.4%	31.3%	37.3%	33.1%
Ameristar Kansas City	37.8%	32.8%	37.0%	32.9%
Ameristar Council Bluffs	41.3%	38.0%	40.7%	38.0%
Ameristar Black Hawk	35.4%	37.6%	35.7%	36.1%
Ameristar Vicksburg	45.9%	43.2%	47.1%	44.7%
Ameristar East Chicago	18.7%	10.8%	19.5%	13.1%
Jackpot Properties	34.5%	29.7%	34.0%	29.9%
Consolidated Adjusted EBITDA margin	30.9%	27.2%	31.1%	27.7%

(1)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.

Three Months Ended June 30, 2011

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$18,560	$6,506	$—	$167	$—	$—	$—	$25,233
Ameristar Kansas City	17,681	3,824	(36)	114	—	—	—	21,583
Ameristar Council Bluffs	15,071	1,853	21	116	—	—	149	17,210
Ameristar Black Hawk	9,046	4,293	8	124	—	—	—	13,471
Ameristar Vicksburg	9,486	3,470	1	144	—	—	242	13,343
Ameristar East Chicago	6,228	4,148	5	104	—	—	—	10,485
Jackpot Properties	4,060	1,262	11	117	—	—	—	5,450
Corporate and other	(20,761)	746	—	3,991	99	3,398	—	(12,527)

Consolidated	$59,371	$26,102	$10	$4,877	$99	$3,398	$391	$94,248

Three Months Ended June 30, 2010

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Adjusted EBITDA
Ameristar St. Charles	$13,636	$6,453	$(2)	$165	$—	$20,252
Ameristar Kansas City	14,423	3,620	—	134	—	18,177
Ameristar Council Bluffs	11,895	2,622	—	112	—	14,629
Ameristar Black Hawk	9,155	4,827	—	120	—	14,102
Ameristar Vicksburg	8,931	3,684	—	143	—	12,758
Ameristar East Chicago	(54,525)	3,925	56,041	79	—	5,520
Jackpot Properties	3,451	1,297	—	115	—	4,863
Corporate and other	(12,964)	765	4	2,221	(734)	(10,708)

Consolidated	$(5,998)	$27,193	$56,043	$3,089	$(734)	$79,593

(1) Deferred compensation plan expense represents the change in the Company's non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the condensed consolidated statements of operations.

(2) River flooding expenses represent non-capitalizable costs incurred in the Company's efforts to reduce its exposure to significant property damage from extraordinary flood levels.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA - CONTINUED

(Dollars in Thousands) (Unaudited)

Six Months Ended June 30, 2011

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$37,204	$12,992	$4	$332	$—	$—	$—	$50,532
Ameristar Kansas City	34,621	7,481	(77)	226	—	—	—	42,251
Ameristar Council Bluffs	29,845	3,761	(113)	230	—	—	149	33,872
Ameristar Black Hawk	17,474	9,065	(21)	250	—	—	—	26,768
Ameristar Vicksburg	20,967	6,951	(1)	288	—	—	242	28,447
Ameristar East Chicago	13,820	8,270	76	208	—	—	—	22,374
Jackpot Properties	7,714	2,532	13	231	—	—	—	10,490
Corporate and other	(39,661)	1,494	—	6,382	698	6,961	—	(24,126)

Consolidated	$121,984	$52,546	$(119)	$8,147	$698	$6,961	$391	$190,608

Six Months Ended June 30, 2010

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Adjusted EBITDA
Ameristar St. Charles	$31,454	$12,866	$14	$328	$—	$44,662
Ameristar Kansas City	28,700	7,267	(44)	264	—	36,187
Ameristar Council Bluffs	23,824	5,325	—	223	—	29,372
Ameristar Black Hawk	16,828	9,814	—	241	—	26,883
Ameristar Vicksburg	19,017	7,543	14	286	—	26,860
Ameristar East Chicago	(49,926)	7,801	56,029	158	—	14,062
Jackpot Properties	6,437	2,662	78	229	—	9,406
Corporate and other	(29,581)	1,527	4	5,550	(186)	(22,686)

Consolidated	$46,753	$54,805	$56,095	$7,279	$(186)	$164,746

(1) Deferred compensation plan expense represents the change in the Company's non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the condensed consolidated statements of operations.

(2) River flooding expenses represent non-capitalizable costs incurred in the Company's efforts to reduce its exposure to significant property damage from extraordinary flood levels.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following table sets forth a reconciliation of consolidated net loss, a GAAP financial measure, to consolidated

Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net loss	$(41,313)	$(24,892)	$(19,467)	$(14,214)
Income tax (benefit) provision	(11,925)	(15,775)	4,243	(7,609)
Interest expense, net of capitalized interest	27,164	34,059	52,219	68,499
Interest income	(1)	(112)	(3)	(224)
Other	150	722	(304)	301
Net loss (gain) on disposition of assets	10	1	(119)	53
Impairment of goodwill	—	21,438	—	21,438
Impairment of other intangible assets	—	34,600	—	34,600
Impairment of fixed assets	—	4	—	4
Depreciation and amortization	26,102	27,193	52,546	54,805
Stock-based compensation	4,877	3,089	8,147	7,279
Deferred compensation plan expense	99	(734)	698	(186)
Loss on early retirement of debt	85,296	—	85,296	—
Non-operational professional fees	3,398	—	6,961	—
River flooding expenses	391	—	391	—

Adjusted EBITDA	$94,248	$79,593	$190,608	$164,746

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS

(Shares in Thousands) (Unaudited)

The following table sets forth a reconciliation of diluted loss per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Diluted loss per share (EPS)	$(1.10)	$(0.43)	$(0.41)	$(0.25)
Loss on early retirement of debt	1.41	—	1.11	—
Non-operational professional fees	0.09	—	0.12	—
Non-cash tax provision impact from change in Indiana state tax rate	0.09	—	0.07	—
River flooding expenses	0.01	—	0.01	—
Impairment loss on East Chicago intangible assets	—	0.56	—	0.56

Adjusted diluted earnings per share (Adjusted EPS)	$0.50	$0.13	$0.90	$0.31

Weighted-average diluted shares outstanding used in calculating Adjusted EPS	38,888	59,128	49,174	58,983

Use of Non-GAAP Financial Measures

Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors. The following discussion defines these terms and explains why we believe they are useful measures of our performance.

Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.

Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.

Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees, river flooding expenses and impairment loss. In future periods, the calculation of Adjusted EBITDA may be different than in this release. The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net loss, based upon GAAP.

Adjusted EPS, as used in this press release, is diluted earnings per share, excluding the after-tax per-share impact of loss on early retirement of debt, non-operational professional fees, non-cash tax provision impact from state tax rate change, river flooding expenses and impairment loss. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.

Limitations on the Use of Non-GAAP Measures

The use of Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

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